UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 17, 2006

Nephros, Inc.
(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-32288

Delaware	13-3971809
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

3960 Broadway, New York, New York 10032
(Address of Principal Executive Offices)
(Zip Code)

(212) 781-5113
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 17, 2006, Nephros, Inc. (the “Company”) received notice from the staff of the American Stock Exchange (the “AMEX”) that, based on AMEX’s review of the Company’s Form 10-QSB for the quarter ended March 31, 2006, the Company is not in compliance with certain conditions of the continued listing standards of Section 1003 of the AMEX Company Guide. Specifically, AMEX noted the Company’s failure to comply with Section 1003(a)(ii) relating to shareholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of its four most recent fiscal years and Section 1003(a)(iii) relating to shareholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.

In order to maintain listing of the Company’s common stock on AMEX, the Company must submit a plan by August 17, 2006, advising AMEX of the actions the Company has taken, or will take, that would bring it into compliance with the applicable listing standards by January 17, 2008. If AMEX accepts the plan, the Company may be able to continue its listing during the plan period of up to eighteen months, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the plan. If AMEX does not accept the Company’s plan, or even if accepted, if the Company is not in compliance with the continued listing standards at the end of the plan period or the Company does not make progress consistent with the plan during such period, then AMEX may initiate delisting proceedings.

The Company is considering what actions it may take to regain compliance with the AMEX listing standards and intends to submit a compliance plan to the AMEX Staff in a timely manner. The Company’s common stock continues to trade on AMEX.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits

99.1   Press Release issued by Nephros, Inc. dated July 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2006

                                                        NEPHROS, INC.

                                                        By: /s/ Norman J. Barta
                                       Norman J. Barta
                                       President and Chief Executive Officer
                                       (Principal Executive Officer)